EXHIBIT 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of September 1, 2022 (the “Effective Date”) and is entered into by and between Travere Therapeutics, Inc., a Delaware corporation (hereinafter the “Company”), and Christopher Cline (hereinafter “Executive”).
R E C I T A L S
WHEREAS, the Company and Executive wish to set forth in this Agreement the terms and conditions under which Executive will be employed by the Company on and after the Effective Date hereof;
NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, agree as follows:

NATURE OF EMPLOYMENT
1.1    Effect of Agreement. This Agreement shall govern the terms of Executive’s employment with the Company on and after the Effective Date until it is terminated by either the Company or Executive pursuant to the terms set forth in Section 6.
1.2    At-Will Employment. Executive shall continue to be employed on an at-will basis by the Company and therefore either Executive or the Company may terminate the employment relationship and this Agreement at any time, with or without Cause (as defined herein) and with or without advance notice, subject to the provisions of Section 6.

EMPLOYMENT DUTIES
2.1    Position; Responsibilities. Executive agrees to serve the Company in the position of Chief Financial Officer. Executive shall report directly to, and perform such duties as assigned by, the President and Chief Executive Officer of the Company (the “CEO”).
2.2    Full Time Attention. During employment with the Company, Executive shall devote Executive’s best efforts and full business time and attention to the business of the Company and the performance of the services customarily incident to such position and to such other services as assigned from time to time by the CEO and/or the Board of Directors of the Company. This is an exempt position, and Executive shall not be entitled to any overtime compensation.
2.3    Other Activities. Except upon the prior written consent of the CEO, Executive shall not during the period of employment engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company, provided that Executive may own less than 2% of the outstanding securities of any such publicly traded competing corporation.
COMPENSATION
3.1.    Base Salary. For services to be rendered hereunder, Executive shall receive a Base Salary at an annual rate of $430,000, payable semi-monthly in equal installments in accordance with the Company’s normal payroll practices. In connection with the Company’s annual performance review process, Executive’s Base Salary may be reviewed and adjusted by the Compensation Committee of the Board of Directors (the “Compensation Committee”) from time to time in its sole discretion.
3.2.    Annual Incentive Bonus. In addition to any other bonus Executive may be awarded by the Compensation Committee, Executive shall be eligible to receive an annual incentive bonus as determined by the Compensation Committee based upon the achievement by the Company of annual corporate goals established by the Board of Directors or the Compensation Committee and Executive’s individual performance during the applicable year, subject to the terms and conditions of the Executive Officer Annual Bonus Plan. Executive’s annual incentive bonus at target will be 50% of Executive’s Base Salary (the “Target Annual Bonus”). Notwithstanding the Effective Date, Executive’s Target Annual Bonus for the 2022 calendar year will not be subject to proration pursuant to the third bullet point under the “Eligibility” heading or the fourth bullet point under the “General” heading of the Company’s 2022 Executive Officer Annual Bonus Plan (the “2022 Annual Bonus Plan”). The foregoing sentence shall not impact any potential proration of Executive’s Target Annual Bonus for the 2022 calendar year that may result from any other provision of the 2022 Annual Bonus Plan or Section 6.2 or Section 6.3 herein. No annual incentive bonus is guaranteed, and the Compensation Committee in consultation with the independent members of the Board of Directors shall, in its sole discretion, determine whether the annual corporate goals have been attained and whether annual incentive bonus shall be paid. Except as provided in Section 6 herein, Executive must be actively employed by the Company and must not have provided any notice of resignation on the date the annual incentive bonus is paid in order to earn and receive such bonus. The annual incentive bonus, if any, shall be paid in a lump sum no later than March 15th of the fiscal year that follows the performance year, subject to applicable payroll deductions and withholdings.
As a result of Executive’s promotion to Chief Financial Officer, Executive will not be eligible to receive any further cash bonus under the Company’s Special Recognition Program.
3.3.    Equity.
(a)    Subject to approval by the Board of Directors or Compensation Committee, the Company will grant Executive the following equity awards (collectively, the “Equity Awards”): (i) a stock option to purchase 48,000 shares of Company common stock (the “Option”), (ii) a time-based restricted stock unit award covering 5,000 shares of Company common stock (the “Time-Based RSU”); and (iii) a performance restricted stock unit award covering 9,840 shares of Company common stock (the “PSUs”). The Option is a non-qualified stock option, has a ten (10)-year term and will vest over four (4) years, with one-fourth (1/4th) vesting on the one (1) year anniversary of the grant date and the remaining three-fourths (3/4ths) vesting over the following three (3) years in thirty-six (36) equal monthly installments. The Time-Based RSU will vest over four (4) years, with one-fourth (1/4th) vesting on each anniversary of the grant date. The PSUs shall vest upon achievement of certain corporate objectives, including a revenue milestone and a clinical development milestone. Additional details regarding the vesting terms will be set forth in the grant notice for the PSUs. Except as expressly provided pursuant to the accelerated vesting provisions in Section 6 below, the vesting of each Equity Award is subject to Executive’s continuous service through each applicable vesting date. The Equity Awards will be granted under the Company’s 2018 Equity Incentive Plan, as amended. The Equity Awards shall also be governed by the terms and conditions of the respective applicable equity award agreements Executive will be required to execute as a condition to receiving such awards.
(b)    Subject to approval by the Compensation Committee, in consultation with the independent members of the Board of Directors, Executive will be eligible to receive additional Stock Awards on terms to be determined by the Compensation Committee at the time of any such grant. The determination whether to grant any additional Stock Award to Executive is in the sole discretion of the Compensation Committee, in consultation with the independent members of the Board of Directors. For all purposes of this Agreement, “Stock Awards” shall mean any rights granted by the Company to Executive with respect to the common stock of the Company, including, without limitation, the Equity Awards and other stock options, stock appreciation rights, restricted stock, stock bonuses and restricted stock units.
3.4.    Withholdings. All compensation and benefits payable to Executive under this Agreement or otherwise in connection with Executive’s employment with the Company shall be subject to all federal, state, local taxes and other withholdings and similar taxes and payments required by applicable law.
BENEFITS
4.1.    Vacation; Holidays; Time Off. Executive shall be eligible to accrue twenty (20) days of paid vacation per annum, in accordance with Company policy as in effect from time to time. Vacation accrual shall be subject to an accrual cap and shall be prorated based on the number of days worked during any calendar year. Unused accrued vacation shall, subject to the accrual cap, carry over to the following year. Executive shall also be eligible for holidays, personal days, and paid sick leave in accordance with the Company’s applicable policies as in effect and as amended from time to time.
4.2.    Benefits. During Executive’s employment hereunder, the Company shall also provide Executive with the health insurance benefits it generally provides to its other senior management employees. As Executive becomes eligible in accordance with applicable criteria adopted by the Company, the Company shall provide Executive with the right to participate in and to receive benefits from life, accident, disability, medical, and savings plans and similar benefits made available generally to employees of the Company as such plans and benefits may be adopted by the Company. With respect to long-term disability insurance coverage, Executive will pay all premiums for such coverage with after-tax dollars, and the Company will reimburse Executive for the premium costs so paid by Executive, which reimbursement benefit shall be taxable income, subject to withholding. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan as it may be amended from time to time.
4.3.    Business Expense Reimbursement. During the term of this Agreement, Executive shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred by Executive (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder. Executive agrees to furnish to the Company adequate records and other documentary evidence of such expense for which Executive seeks reimbursement. Such expenses shall be reimbursed and accounted for under the policies and procedures established by the Company, and such reimbursement shall be made promptly, but in no event later than December 31 of the calendar year following the year in which such expenses were incurred by Executive.
CONFIDENTIALITY
5.1.    Confidential Information. As a condition of employment, Executive represents and warrants that Executive has executed and shall abide by, the Company’s standard Confidentiality Agreement, a copy of which is attached as Exhibit A and incorporated herein by reference.
5.2.    Return of Property. All documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Executive in the course of Executive’s employment with the Company shall be and remain the sole property of the Company. Executive agrees that, upon the termination of employment with the Company for any reason, Executive shall promptly return all such property (whether or not it pertains to Confidential Information as defined in the Confidentiality Agreement), and shall not to make or retain copies, reproductions or summaries of any such property.
5.3.    No Use of Prior Confidential Information. Executive will not intentionally disclose to the Company or use on its behalf any confidential information belonging to any of Executive’s former employers or any other third party. Executive further agrees that Executive will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Executive has an obligation of confidentiality. Executive hereby represents that Executive has disclosed to the Company any contract Executive has signed that may restrict Executive’s activities on behalf of the Company, and that Executive is not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit Executive from, executing this Agreement and performing fully Executive’s duties and responsibilities hereunder.
TERMINATION
6.1.    General. As set forth in Section 1.2 herein, Executive shall be employed on an at-will basis by the Company. Notwithstanding the foregoing, Executive’s employment and this Agreement may be terminated in such manner as set forth in this Section 6: (a) Executive’s Death (Section 6.2); (b) Executive’s Disability (Section 6.3); (c) Termination by the Company for Cause (Section 6.4); (d) Termination by the Company without Cause (Section 6.5); (e) Termination by Executive due to a Constructive Termination (Section 6.6); or (f) Voluntary Resignation (Section 6.7).
6.2.    By Death. Executive’s employment and this Agreement shall terminate automatically upon the death of Executive. In such event:
(a)    Bonus. The Company shall pay to Executive’s beneficiaries or Executive’s estate, as the case may be, a lump sum amount equal to Executive’s Target Annual Bonus (as defined in Section 3.2) for the Company’s fiscal year in which Executive’s death occurs multiplied by a fraction, the numerator of which is the number of full months of employment completed by Executive in such fiscal year and the denominator of which is 12. Such amount shall be paid as soon as administratively practicable, but in no event later than March 15 following the year in which Executive’s death occurred.

(b)    Accrued Compensation. The Company shall pay to Executive’s beneficiaries or Executive’s estate, as the case may be, any accrued Base Salary, any vested deferred compensation (other than pension plan or profit-sharing plan benefits that will be paid in accordance with the applicable plan), any benefits under any plans of the Company (other than pension and profit-sharing plans) in which Executive is a participant to the full extent of Executive’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with Executive’s duties hereunder, all to the date of termination (collectively, the “Accrued Compensation”).
(c)    No Severance Compensation. The compensation and benefits set forth in Sections 6.2(a) and (b) herein shall be the only compensation and benefits provided by the Company in the event of Executive’s death and no other severance compensation or benefits shall be provided.
6.3.    By Disability. If Executive is prevented from performing Executive’s duties hereunder by reason of any physical or mental incapacity that results in Executive’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability, then, to the extent permitted by law, the Company may terminate the employment of Executive and this Agreement at or after such time. In such event, and if Executive signs the General Release set forth as Exhibit B or such other form of release as the Company may require (the “Release”) on or within the time period set forth therein, but in no event later than forty-five (45) days after the termination date and allows such Release to become effective (the “Release Effective Date”), then:
(a)    Accrued Compensation. The Company shall pay to Executive all Accrued Compensation (as defined in Section 6.2(b) herein).
(b)    Base Salary Continuation. The Company shall continue to pay Executive’s Base Salary, less required withholdings, for a period of twelve (12) months (the “Disability Base Salary Payments”) following Executive’s separation from service; provided that the Disability Base Salary Payments shall be reduced by any insurance or other payments to Executive under policies and plans sponsored by the Company, even if premiums are paid by Executive. Subject to the provisions of Section 6.11, the Disability Base Salary Payments shall be paid in accordance with the Company’s standard payroll practices; provided, however, that any amounts that would otherwise be scheduled to be paid prior to the Release Effective Date shall instead accrue and be paid during the first payroll period following the Release Effective Date, and all other payments shall be made as originally scheduled.
(c)    Bonus. The Company shall pay to Executive a lump sum amount equal to Executive’s Target Annual Bonus (as defined in Section 3.2) for the Company’s then-current fiscal year multiplied by a fraction, the numerator of which is the number of full months of employment completed by Executive in the current fiscal year and the denominator of which is 12. Such payment shall be made within ten (10) days following the Release Effective Date.
(d)    Stock Awards. The vesting of all outstanding Stock Awards held by Executive shall be accelerated such that the amount of shares vested under such Stock Awards shall equal that number of shares that would have been vested if Executive had continued to render services to the Company for 12 continuous months after the date of Executive's termination of employment.

(e)    Health Insurance Benefits. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Executive will be eligible to continue Executive’s group health insurance benefits at Executive’s own expense. If Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums, and any applicable Company COBRA premiums, necessary to continue Executive’s then-current coverage for a period of twelve (12) months after the date of Executive’s termination of employment; provided, however, that any such payments will cease if Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. Executive agrees to immediately notify the Company in writing of any such enrollment. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly amount to continue Executive’s group health insurance coverage in effect on the date of separation from service (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which Executive incurs a separation from service and shall end on the earlier of (x) the date on which Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such amounts and (y) twelve (12) months after the date of Executive’s separation from service.
(f)    Disability Plans. Nothing in this Section 6.3 shall affect Executive’s rights under any disability plan in which Executive is a participant.
6.4.    Termination by the Company for Cause.
(a)    No Liability. The Company may terminate Executive’s employment and this Agreement for Cause (as defined below) without liability at any time. In such event, the Company shall pay Executive all Accrued Compensation (as defined in Section 6.2(b) herein), but no other compensation or reimbursement of any kind, including without limitation, any severance compensation or benefits, shall be paid or provided, and thereafter the Company’s obligations hereunder shall terminate. For clarity, the foregoing sentence shall not have any impact on any awards or other benefits that are vested as of the date of such termination.
(b)    Definition of “Cause.” For purposes of this Agreement, “Cause” shall mean one or more of the following:
(i)    Executive’s intentional commission of an act, or intentional failure to act, that materially injures the business of the Company; provided, however, that in no event shall any business judgment made in good faith by Executive and within Executive’s defined scope of authority constitute a basis for termination for Cause under this Agreement;
(ii)    Executive’s intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of the Board of Directors or the CEO;
(iii)    Executive’s material breach of Executive’s fiduciary, statutory, contractual, or common law duties to the Company (including any material breach of this Agreement, the Confidentiality Agreement, or the Company’s written policies);
(iv)    Executive’s indictment for or conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving dishonesty; or
(v)    Executive’s participation in any fraud or other act of willful misconduct against the Company;
provided, however, that in the event that any of the foregoing events is reasonably capable of being cured (as determined in the sole and absolute discretion of the Board of Directors of the Company), the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.
6.5.    Termination by the Company without Cause.
(a)    The Company’s Right. The Company may terminate Executive’s employment and this Agreement without Cause (as defined in Section 6.4(b) herein) at any time by giving thirty (30) days advance written notice to Executive.
(b)    Severance Benefits. If the Company terminates Executive’s employment without Cause, and if Executive signs the Release on or within the time period set forth therein (but in no event later than forty-five (45) days after the termination date) and allows such Release to become effective, then:
(i)    Accrued Compensation. The Company shall pay to Executive all Accrued Compensation (as defined in Section 6.2(b) herein).
(ii)    Cash Compensation Amount Payments. The Company shall pay Executive an amount equal to (A) Executive’s annual Base Salary plus Executive’s Target Annual Bonus (as defined in Section 3.2 herein) multiplied by (B) 1.0 (the “Cash Compensation Amount”). Subject to the provisions of Section 6.11, the Cash Compensation Amount will be paid in equal installments on the Company’s standard payroll dates over a period of twelve (12) months following Executive’s separation from service; provided, however, that any amounts that would otherwise be scheduled to be paid prior to the Release Effective Date shall instead accrue and be paid during the first payroll period following the Release Effective Date, and all other payments shall be made as originally scheduled.
(iii)    Stock Awards. The vesting of all outstanding Stock Awards held by Executive shall be accelerated such that the amount of shares vested under such Stock Awards shall equal that number of shares that would have been vested if Executive had continued to render services to the Company for twelve (12) continuous months after the date of Executive's termination of employment.
(iv)    Health Insurance Benefits. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Executive will be eligible to continue Executive’s group health insurance benefits at Executive’s own expense. If Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums, and any applicable Company COBRA premiums, necessary to continue Executive’s then-current coverage for a period of twelve (12) months after the date of Executive’s termination of employment; provided, however, that any such payments will cease if Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. Executive agrees to immediately notify the Company in writing of any such enrollment.
Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly amount to continue Executive’s group health insurance coverage in effect on the date of separation from service (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which Executive incurs a separation from service and shall end on the earlier of (x) the date on which Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such amounts and (y) twelve (12) months after the date of Executive’s separation from service.
6.6.    Termination by Executive due to a Constructive Termination.
(a)    Executive’s Right. Executive may resign Executive’s employment and terminate this Agreement at any time as a result of a Constructive Termination (as defined in Section 6.6(c) herein).
(b)    Severance Benefits. If Executive resigns Executive’s employment and terminates this Agreement as a result of a Constructive Termination, and if Executive signs the Release on or within the time period set forth therein (but in no event later than forty-five (45) days after the termination date) and allows such Release to become effective, then Executive shall receive all of the severance benefits set forth in Section 6.5(b) herein.
(c)    Definition of “Constructive Termination.” For purposes of this Agreement, “Constructive Termination” shall mean a resignation of employment and termination of this Agreement by Executive for one or more of the following actions that are taken by the Company without Executive’s prior written consent:
(i)    Assignment to, or withdrawal from, Executive of any duties or responsibilities that results in a material diminution in such Executive’s authority, duties or responsibilities as in effect immediately prior to such change;
(ii)    A material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report;
(iii)    A material reduction by the Company of Executive’s annual Base Salary;
(iv)    A relocation of Executive’s primary work location to a location that is more than forty (40) miles from Executive’s then-current primary work location immediately prior to such relocation, provided that an opportunity to relocate which is accepted by Executive in writing will not be considered a relocation of Executive’s primary work location for purposes of this definition; or

(v)    A material breach by the Company of any provision of this Agreement or any other enforceable written agreement between Executive and the Company;
provided however, that Executive must first provide the Company’s CEO and Board of Directors with written notice specifying the condition giving rise to a Constructive Termination within ninety (90) days following the initial existence of such condition; and Executive’s notice must specify that Executive intends to terminate Executive’s employment no earlier than thirty (30) days after providing such notice, the Company must be given an opportunity to cure such condition within thirty (30) days following its receipt of such notice and avoid paying benefits, and if such condition is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than thirty (30) days after the expiration of the cure period.
6.7.    Voluntary Resignation. Executive may resign Executive’s employment and terminate this Agreement at any time for any reason other than due to a Constructive Termination (as defined in Section 6.6(c) herein). In such event, the Company shall pay Executive all Accrued Compensation (as defined in Section 6.2(b) herein), but no other compensation or reimbursement of any kind, including without limitation, any severance compensation or benefits shall be paid, and thereafter the Company’s obligations hereunder shall terminate.
6.8.    Change in Control.
(a)    Severance Benefits. If (i) within three (3) months prior to, or on or within twelve (12) months after, the consummation of a Change in Control (as defined in Section 6.8(b) herein), (1) the Company terminates Executive’s employment and this Agreement without Cause pursuant to Section 6.5 herein or (2) Executive resigns from employment and terminates this Agreement as a result of a Constructive Termination pursuant to Section 6.6 herein, and (ii) in either event (1) or (2), Executive signs the Release on or within the time period set forth therein, but in no event later than forty-five (45) days after the termination date and allows such Release to become effective, then Executive shall receive the following severance benefits in lieu of any severance benefits set forth in Section 6.5(b) or Section 6.6(b) herein:
(i)    Accrued Compensation. The Company shall pay to Executive all Accrued Compensation (as defined in Section 6.2(b) herein).
(ii)    CIC Cash Compensation Amount Payment. The Company shall pay Executive an amount equal to (A) Executive’s annual Base Salary plus Executive’s Target Annual Bonus (as defined in Section 3.2 herein) multiplied by (B) 1.5 (collectively, the “CIC Cash Compensation Amount”). The CIC Cash Compensation Amount will be paid in one lump sum within ten (10) days following the Release Effective Date.
(iii)    Stock Awards. The vesting of all outstanding Stock Awards held by Executive shall be accelerated in full, effective as of the Release Effective Date.
(iv)    Health Insurance Benefits. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Executive will be eligible to continue Executive’s group health insurance benefits at Executive’s own expense. If Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s

COBRA premiums, and any applicable Company COBRA premiums, necessary to continue Executive’s then-current coverage for a period of eighteen (18) months after the date of Executive’s termination of employment; provided, however, that any such payments will cease if Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. Executive agrees to immediately notify the Company in writing of any such enrollment.
Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly amount to continue Executive’s group health insurance coverage in effect on the date of separation from service (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which Executive incurs a separation from service and shall end on the earlier of (x) the date on which Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such amounts and (y) eighteen (18) months after the date of Executive’s separation from service.
(b)    For purposes of this Agreement, a “Change in Control” shall have occurred if at any time following the Effective Date, any of the following events shall occur:
(i)    The Company is merged, or consolidated, or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than 50% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of voting securities of the Company immediately prior to such transaction;
(ii)    The Company sells all or substantially all of its assets or any other corporation or other legal person and thereafter, less than 50% of the combined voting power of the then-outstanding voting securities of the acquiring or consolidated entity are held in the aggregate by the holders of voting securities of the Company immediately prior to such sale;
(iii)    There is a report filed after the date of this Agreement on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term beneficial owner is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) representing 50% or more of the combined voting power of the then-outstanding voting securities of the Company; or
(iv)    During any period of two (2) consecutive years following the Effective Date, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election to the nomination for election by the Company’s shareholders of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of such period.
6.9.    Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate the amount of any payment provided under this Agreement by seeking other employment or self-employment, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or through self-employment or by retirement benefits after the date of Executive’s termination of employment from the Company, except as provided herein.
6.10.    Coordination. If upon termination of employment, Executive becomes entitled to rights under other plans, contracts or arrangements entered into by the Company, this Agreement shall be coordinated with such other arrangements so that Executive’s rights under this Agreement are not reduced, and that any payments under this Agreement offset the same types of payments otherwise provided under such other arrangements, but do not otherwise reduce any payments or benefits under such other arrangements to which Executive becomes entitled.
6.11    Application of Section 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. If Executive is a “specified employee” within the meaning of 409A(a)(2)(B)(i) of the Code, any installment payments of Disability Base Salary Payments pursuant to Section 6.3(b) or Cash Compensation Amounts pursuant to Sections 6.5(b) or 6.6(b) that are triggered by a separation from service shall be accelerated to the minimum extent necessary so that (a) the lesser of (y) the total cash severance payment amount, or (z) six (6) months of such installment payments are paid no later than March 15 of the calendar year following such termination, and (b) all amounts paid pursuant to the foregoing clause (a) will constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus will be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. It is intended that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service the foregoing provision shall result in compliance with the requirements of Section 409A(a)(2)(B)(i) of the Code because payments to Executive will either be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or will not be paid until at least six (6) months after separation from service. The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.
6.12.    Parachute Payments.
(a)    If any payment or benefit (including payments or benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control or otherwise (“Payment”) would (1) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the

Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, Executive shall have no rights to any additional payments and/or benefits, and reduction shall occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.
(b)    In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.
(c)    The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such Change in Control or similar transaction, the Company will appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.
GENERAL PROVISIONS
7.1.    Governing Law. The validity, interpretation, construction and performance of this Agreement and the rights of the parties thereunder shall be interpreted and enforced under New York law without reference to principles of conflicts of laws.
7.2.    Assignment; Successors; Binding Agreement.
(a)    No Assignment. Executive may not assign, pledge or encumber Executive’s interest in this Agreement or any part thereof.
(b)    Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law or by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(c)    Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributee, devisees and legatees. If Executive should die while any amount is at such time payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legates or other designee or, if there be no such designee, to Executive’s estate.
7.3.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
To the Company:    Travere Therapeutics, Inc.
    3611 Valley Centre Drive, Suite 300
    San Diego, CA 92130

To Executive:    Christopher Cline

(Executive’s last known address in the Company’s personnel records)

7.4.    Modification; Waiver; Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.
7.5.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
7.6.    Controlling Document. Except to the extent described in Section 6.10, in case of conflict between any of the terms and conditions of this Agreement and any document herein referred to, the terms and conditions of this Agreement shall control.
7.7.    Executive Acknowledgment. Executive acknowledges (a) that Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.
7.8.    Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise between Executive and the Company, both Executive and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), and to the fullest extent permitted by applicable law, Executive and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) Executive’s employment or service relationship with the Company (including but not limited to all statutory claims); or (iii) the termination of Executive’s employment or service relationship with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. All claims, disputes, or causes of action under this Section, whether by Executive or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in New York City, New York, or as otherwise agreed to by Executive and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). Executive and the Company both have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA and applicable state law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). In the event Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Executive and the Company shall equally share all JAMS’ arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate Executive’s and the Company’s agreement to arbitrate. To the extent JAMS does not collect or Executive otherwise does not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS Executive’s share, Executive acknowledges and agrees that the Company shall be entitled to recover from Executive half of the JAMS arbitration fees invoiced to the parties (less any amounts Executive paid to JAMS) in a federal or state court of competent jurisdiction. Each party is responsible for its own attorneys’ fees, except as expressly set forth in Executive’s Confidentiality Agreement. Nothing in this Section is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

7.9.    Remedies.
(a)    Injunctive Relief. The parties agree that the services to be rendered by Executive hereunder are of a unique nature and that in the event of any breach or threatened breach of any of the covenants contained herein, the damage or imminent damage to the value and the goodwill of the Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any such provisions by Executive, in addition to any other relief (including damage) available to the Company under this Agreement or under law.
(b)    Exclusive. Both parties agree that the remedy specified in Section 7.9(a) above is not exclusive of any other remedy for the breach by Executive of the terms hereof.
7.10.    Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000), or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures. The parties agree that this Agreement may be electronically signed.
[Signature page to follow]

Executed by the parties as follows:

EXECUTIVE	TRAVERE THERAPEUTICS, INC.

By: /s/ Christopher Cline	By: /s/ Eric Dube
Christopher Cline	Eric Dube, Ph.D.
President and Chief Executive Officer

Date: August 14, 2022	Date: August 14, 2022

EXHIBIT A

Confidentiality Agreement
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EXHIBIT B

General Release
[To be signed on or after employment termination date]
Pursuant to the terms of the Employment Agreement between Travere Therapeutics, Inc. (the “Company”) and Chris Cline (“Executive”) dated September 1, 2022, (the “Agreement”), the parties hereby enter into the following General Release (the “Release”):
1.Accrued Salary and Vacation. Within the timeframes proscribed by applicable law, the Company will pay Executive any accrued salary and accrued and unused vacation to which Executive is entitled by law, regardless of whether Executive signs this Release.
2.General Release. Executive hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that Executive signs this Release.
3.Scope of Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including claims based on or arising under the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (“ADEA”), the federal Family and Medical Leave Act, the New York State Human Rights Law; the New York Executive Law; the New York Civil Practice Law and Rules; the New York Judiciary Law; the New York Corrections Law; the New York Labor Law; the New York Civil Rights Law; the New York Administrative Code; the New York City Administrative Code; the New York City Human Rights Law; the New York Hours of Labor Law; the New York Wage Payment Law; the New York Minimum Wage Act; the New York Whistleblower Law; and the New York Off-Duty Conduct Lawful Activities Discrimination Law.
4.ADEA Waiver. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which Executive is already entitled. If Executive is age forty (40) or older upon execution of this Release, Executive further acknowledges that Executive has been advised by this writing that, (1) Executive’s waiver and release do not apply to any rights or claims that may arise after the date Executive signs this Release; (2) Executive should consult with an attorney prior to signing this Release (although Executive may choose voluntarily not to do so); (3) Executive has twenty-one (21) days to consider this Release (although Executive may choose voluntarily to sign it earlier); (4) Executive has seven (7) days following the date Executive signs this Release to revoke it by providing written notice of revocation to the Company’s General Counsel; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) calendar day after the date Executive signs it
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provided that Executive does not revoke it. If Executive is under forty (40) years of age upon execution of this Release, the Release will be effective upon signing and not revocable.
5.RELEASE OF UNKNOWN CLAIMS. EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN IF THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY EXECUTIVE, WOULD AFFECT EXECUTIVE’S DECISION TO ACCEPT THIS AGREEMENT. In giving the release herein, which includes claims which may be unknown to Executive at present, Executive hereby expressly waives and relinquishes all rights and benefits under any law of any jurisdiction with respect to Executive’s release of any unknown or unsuspected claims herein.
6.Excluded Claims. Executive understands that notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement to which Executive is a party, the charter, bylaws, or operating agreements of any of the Released Parties, or under applicable law; or (ii) any rights which are not waivable as a matter of law. In addition, Executive understands that nothing in this release prevents Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any similar government agency, except that Executive acknowledges and agrees that Executive shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Executive hereby represents and warrants that, other than the Excluded Claims, Executive is not aware of any claims Executive has or might have against any of the Released Parties that are not included in the Released Claims.
7.Executive Representations. Executive hereby represents that Executive has been paid all compensation owed and for all hours worked; Executive has received all the leave and leave benefits and protections for which Executive is eligible, pursuant to the Family and Medical Leave Act, Company policy or any applicable law; and Executive has not suffered any on-the-job injury for which Executive has not already filed a workers’ compensation claim.
8.Continuing Obligations. Executive acknowledges and reaffirms Executive’s continuing obligations under Executive’s previously signed Confidentiality Agreement and agree to abide by those continuing obligations.
9.Return of Company Property. Executive represents and warrants that Executive has returned to the Company all Company documents (and all copies thereof) and other Company property in Executive’s possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Executive represents that Executive has made a diligent search to locate any such documents, property and information within the required timeframe. In addition, if Executive has used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then Executive has permanently deleted and expunged all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). Executive agrees that Executive will neither use nor possess Company property following the employment termination date. Executive’s timely compliance with this paragraph is a condition precedent to Executive’s receipt of any severance benefits from the Company.
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10.Nondisparagement. Executive agrees not to disparage the Company, its parent, or its or their officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation (although Executive may respond accurately and fully to any question, inquiry or request for information as required by legal process).
11.Cooperation. Executive agrees not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the other party, or against the Company’s parent or subsidiary entities, affiliates, officers, directors, employees or agents. Executive further agrees to reasonably cooperate with the other party, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with such other party’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company.
12.No Admission of Liability. The parties agree that this Release, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns. The parties specifically acknowledge and agree that this Release is a compromise of disputed claims and that the Company denies any liability for any matter released herein.

EXECUTIVE	TRAVERE THERAPEUTICS, INC.

By:_________________________________	By:_________________________________

Date: _______________________________	Date: _______________________________

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